EXHIBIT 99.1

Alta Equipment Group Announces Board Refreshment

LIVONIA, Mich. – April 12, 2024 – On April 8, 2024, the Board of Directors (the “Board”) of Alta Equipment Group Inc. (NYSE: ALTG) (“Alta” or “the Company”), a leading provider of premium material handling, construction and environmental processing equipment and related services, approved the appointment of Katherine White as the Chair of the Nominating and Governance Committee and Sidhartha Nair, who recently joined the Board effective February 22, 2024, as the Chair of the Compensation Committee, effective immediately.

On April 8, 2024, Zachary Savas informed the Board of his resignation, effective immediately, and wished the Company well in the future. The Company and the Board are grateful to Mr. Savas for his years of service.

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in North America. Through our branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and other material handling equipment, heavy and compact earthmoving equipment, crushing and screening equipment, environmental processing equipment, cranes and aerial work platforms, paving and asphalt equipment, other construction equipment and allied products. Alta has operated as an equipment dealership for 39 years and has developed a branch network that includes over 80 total locations across Michigan, Illinois, Indiana, Ohio, Pennsylvania, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, Rhode Island, New York, Virginia, Nevada and Florida and the Canadian provinces of Ontario and Quebec. Alta offers its customers a one-stop-shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altg.com.

Contacts

Investors:

Kevin Inda
SCR Partners, LLC

kevin@scr-ir.com
(225) 772-0254

Media:

Glenn Moore

Alta Equipment

glenn.moore@altg.com

(248) 305-2134